Exhibit 16.1

June 2, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K/A filed on June 2, 2025, which amends the original 8-K dated February 6, 2025, of Transcat, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Freed Maxick P.C.

Rochester, New York